BABIRAK CARR

A PROFESSIONAL CORPORATION

Neil R.E. Carr
Direct Phone: (202) 587-2983
ncarr@babirakcarr.com

ATTORNEYS AND COUNSELORS AT LAW
1050 17th Street, N.W.
Suite 600
Washington, D.C. 20036

Fax: (202) 318-4486
www.babirakcarr.com

EXHIBIT 5.1

April 8, 2010

Board of Directors
Elsinore Services, Inc.
3400 International Drive, N.W.
Suite 2K-300
Washington, D.C. 20008-3006

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as special securities counsel to Elsinore Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing, on or about April 8, 2010, by the Company of the Company's Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of 3,000,000 shares of common stock, par value $.001 per share, of the Company (the "Shares") which are being offered and sold by the Company pursuant to the Registration Statement and upon the terms set forth therein.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is being furnished herein as to any matter relating to the content of the Registration Statement or related prospectus, other than as expressly set forth herein with respect to the issuance of the Shares.

As such counsel, we have examined the Amended and Restated Certificate of Incorporation, and Amended and Restated By-Laws of the Company, the minutes of various meetings and consents of the Board of Directors of the Company, forms of certificates representing the Shares, originals or copies of all such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary. We do not herein give any opinion with respect to the laws of any jurisdiction other than the general laws of the United States of America, the federal securities laws, and Delaware

General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

Subject to the foregoing and other matters set forth herein, as of the date hereof, we are of the opinion that the Shares to be issued and sold by the Company and covered by the Registration Statement have been duly authorized and, when the Shares shall have been issued by the Company and paid for in accordance with the terms of the form of subscription agreement filed as Exhibit 10.1 to the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and the prospectus contained therein as attorneys who have passed upon legal matters in connection with the offering of the securities described therein under the caption "Legal Matters." We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Babirak Carr, P.C.

By: /s/ Neil R.E. Carr
Neil R.E. Carr
Member